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                     August 18, 2022

       Lin Wei
       Chief Financial Officer
       36Kr Holdings Inc.
       5-6/F, Tower A1, Junhao Central Park Plaza
       No. 10 South Chaoyang Park Avenue
       Chaoyang District, Beijing, People   s Republic of China, 100026

                                                        Re: 36Kr Holdings Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Form 20-F for
Fiscal Year Ended December 31, 2020
                                                            File No. 001-39117

       Dear Ms. Wei:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Li He, Esq.